Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-337-9000	212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE AND COMPANY, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2007 RESULTS
For Full Year 2007, Consolidated Net Sales Increased 12.4% to $331.2 Million;
Earnings per Diluted Share Increased to $0.42 and
Adjusted Earnings per Diluted Share Were $0.88
Oakland, N.J. — April 1, 2008 — Russ Berrie and Company, Inc. (NYSE: RUS) today reported results for the fourth quarter and full year ended December 31, 2007.
Bruce G. Crain, Chief Executive Officer and President, commented, “Both our Infant & Juvenile and Gift segments delivered considerable growth in 2007, reflecting the success of our strategy to focus on design-led and branded product development. Across our businesses, we introduced a significant number of new branded, proprietary and licensed products, and continued our focus on cost containment, which strengthened our position in all of our markets.”
Fourth Quarter 2007 Results
Consolidated net sales for the fourth quarter of 2007 increased 14.3% to $84.5 million, compared to $73.9 million for the fourth quarter of 2006, as a result of higher sales in both the Infant & Juvenile and Gift segments. Net sales for the Company’s Infant & Juvenile segment increased 9.1% to $42.3 million, compared to $38.8 million in the fourth quarter of 2006, driven by sales growth at both Kids Line and Sassy. Net sales for the Company’s Gift segment increased 20.1% to $42.1 million for the quarter, compared to $35.1 million for the fourth quarter of 2006, primarily as a result of the continued rollout of new products launched in 2007.
Consolidated gross profit in the fourth quarter of 2007 was $25.3 million, or 30.0% of net sales, compared to $29.5 million, or 39.9% of net sales, for the fourth quarter of 2006. Without giving effect to a $6.4 million impairment charge relating to Sassy’s MAM distribution agreement (the “MAM Agreement”), which was recorded in the fourth quarter in cost of goods sold, consolidated gross profit would have been $31.7 million, or 37.6% of net sales. The increase in adjusted gross profit was driven by higher sales volume, while the decrease in gross profit as a percentage of sales reflected lower margins in the Infant & Juvenile segment that were only partially offset by higher margins in the Company’s Gift segment. The Infant & Juvenile segment gross profit margins were negatively impacted by the MAM Agreement impairment, market pricing constraints, a shift in product mix, higher raw material costs and unfavorable foreign currency fluctuations, while Gift segment margins increased primarily as a result of new, higher margin products in the 2007 product line. As discussed in more detail in the Company’s Annual Report on Form 10-K filed earlier today, based on the decreasing profitability of the products sold under the MAM Agreement and certain restrictions contained therein that limit the Company’s ability to enter into competitive product categories, the Company exercised its right to terminate the MAM Agreement early, effective March 26, 2008. Pursuant to contractual transition provisions, the Company will continue to distribute MAM products through December 2008.
Consolidated selling, general and administrative expenses for the fourth quarter of 2007 were $30.9 million, or 36.6% of net sales, compared to $25.3 million, or 34.2% of net sales, in the fourth quarter of 2006. SG&A for the Gift segment increased as a percentage of sales to 56.8% in the fourth quarter of 2007 from 52.0% in the prior year quarter, primarily as a result of advertising expenses associated with the Shining Stars product line, $2.9 million of current and future severance obligations recorded in the fourth quarter and a $940,000 write-down of a note receivable related to a 2005 divestiture. SG&A for the Infant & Juvenile segment decreased to 16.4% of sales from 18.1% of sales in the prior year quarter as sales growth provided leverage for these cost areas; however, this was partially offset by increased costs associated with growth at Kids Line, including the establishment of a U.K. subsidiary of Kids Line.
Consolidated net loss for the fourth quarter of 2007 was $8.3 million, or a loss of $0.39 per share, as compared to consolidated net income of $1.3 million, or $0.06 per share, in the fourth quarter of 2006. Results for the fourth quarter of 2007 include special charges of $7.3 million related to: (i) the non-cash, charge of $6.4 million related to the impairment, and subsequent termination, of the MAM Agreement; and (ii) the charge of $940,000 for the write down of the note receivable, each of which is noted above and discussed in more detail in the “Full Year 2007 Results” below.
Full Year 2007 Results
Consolidated net sales for the full year ended December 31, 2007 increased 12.4% to $331.2 million, compared to $294.8 million for the prior year. Sales growth was generated by net sales increases of 10.9% in the Infant & Juvenile segment and 13.8% in the Gift segment. Notable product introductions for 2007 included Shining Stars® in the Gift segment, Carter’s® branded bedding from Kids Line and Leap Frog™ licensed products from Sassy.
Consolidated gross profit for the year was $125.4 million, or 37.9% of net sales, compared to $118.1 million, or 40.1% of net sales, in the same period in 2006. Without giving effect to an aggregate impairment charge of $10.0 million relating to the MAM Agreement, which was recorded in the third and fourth quarters in cost of goods sold, consolidated gross profit would have been $135.4 million, or 40.9% of net sales. The increase in consolidated gross profit and adjusted gross profit margin (i.e., excluding the MAM impact) was driven by an increase in Gift segment margins resulting from the introduction of new products, partially offset by lower margins in the Infant & Juvenile segment, reflecting the negative impact of market pricing constraints, a shift in product mix (partially reflecting the success of licensed products), higher raw material costs and unfavorable foreign currency fluctuations.
Consolidated SG&A expenses were $110.2 million, or 33.3% of net sales, for the full year of 2007 compared to $112.0 million, or 38.0% of net sales, in 2006. The decrease in SG&A expenses was driven by the impact of expense reduction initiatives in the Gift segment that were implemented in prior years, partially offset by severance obligations, higher advertising costs in connection with the introduction of new products, the write-down of the note receivable related to a 2005 divestiture and higher expenses incurred to expand international distribution at Kids Line.
Consolidated net income increased $18.3 million to $8.9 million, or $0.42 per basic and diluted share, for the full year ended December 31, 2007, compared to a consolidated net loss of $9.4 million, or a loss of $0.45 per basic and diluted share, for fiscal 2006. Results for fiscal 2007 include special charges of $10.9 million related to the following items:
(i)	a non-cash, asset impairment charge of $10.0 million related to the write-off of intangibles associated with the MAM Agreement; and

(ii)	the charge of $940,000 for the write-down of a note receivable related to a divestiture from 2005.
Excluding these special charges and the estimated tax benefits related to their elimination, adjusted net income for fiscal 2007 was $18.7 million, or $0.88 per diluted share.
As of December 31, 2007, the Company’s outstanding debt was approximately $66.8 million, reflecting the repayment during 2007 of approximately $16.0 million of debt, offset by the payment in December 2007 of $28.5 million, reflecting 90% of the Earnout consideration due in connection with the Company’s 2004 acquisition of Kids Line. The remaining $3.6 million of the Earnout consideration was paid in January 2008.
Mr. Crain continued, “As we build on the solid momentum we achieved in 2007, we will focus on two core objectives for 2008 that we believe will further position us to deliver excellent shareholder value for the long-term. First, we intend to advance our leadership position in the marketplace by investing in organic growth and acquisitions, design and branded product innovation, and retail customer and consumer relationships. The anticipated acquisitions of LaJobi and CoCaLo that we announced today are solid steps in further growing our offering in the dynamic Infant & Juvenile industry and extending our range of products for the baby nursery. Second, we will seek to further enhance our infrastructure by driving efficiency throughout our logistics, sourcing and other cost groups. While we expect a challenging macro-economy throughout the year, we remain confident that we have the right strategy in place to navigate through this environment and grow the Company.”

Additional Information
In a separate release, the Company announced today it has significantly strengthened its presence in the Infant & Juvenile segment by entering into agreements to acquire LaJobi Industries, Inc. (“LaJobi”), a privately-held branded infant furniture and related products company based in Cranbury, N.J., and CoCaLo Inc. (“CoCaLo”), a privately-held infant bedding and accessory products company based in Costa Mesa, CA. The Company also expects to expand its Infant & Juvenile senior credit facility to $175 million to provide the necessary funds to close the LaJobi and CoCaLo transactions and to provide additional financial flexibility. The Company anticipates that both acquisitions and the amended credit facility will be closed in early April, although there can be no assurance that any such transaction will be consummated. The press release announcing this news can be found at Russ Berrie’s web site at www.russberrie.com.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET on Wednesday, April 2, 2008, may be accessed by dialing 800- 254-5933 or 973-409-9255, access code: 41071714. Additionally, a webcast of the call can be accessed at http://www.russberrie.com/investorrelations/ or at www.earnings.com. A replay of the call will be available through April 9, 2008, by dialing 800-642-1687 or 706-645-9291, access code: 41071714. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
Non-GAAP Information
In this release, certain financial measures for the fiscal quarter and year ended December 31, 2007, including gross profit, net income, and net income per share, are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis (to exclude an aggregate $10.0 million charge recorded in cost of goods sold in connection with the MAM Agreement, and a $940,000 charge with respect to the write-down of a note receivable). These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results in the current period) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the schedules attached to this press release. Such reconciliations indicate the specific items excluded from cost of goods sold and selling, general and administrative expense, and the related tax benefit from eliminating these expenses, to arrive at the non-GAAP adjusted financial measures presented.
Corporate Governance and Available Information
The Company makes available a wide variety of information free of charge on its website at www.russberrie.com. The Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Reports on Form 10-K, are available on the Company’s website as soon as reasonably practicable after the reports are electronically filed with the SEC. Mailed copies of our complete audited financial statements for fiscal 2007 can be obtained free of charge by writing to the Company at Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, NJ 07436, Attention: Investor Relations.
About Russ Berrie and Company, Inc.
Founded in 1963, Russ Berrie and Company, Inc. and its subsidiaries engage in the design, development and distribution of branded products through its Infant & Juvenile segment and Gift segment. Its design-led products are sold primarily through mass market, toy, specialty, food, drug and independent retailers worldwide.
The Infant & Juvenile segment sells its products under the Sassy® and KidsLine® brand names and select private label programs. Kids Line designs and markets infant bedding and related nursery accessories. Sassy offers products and collections such as infant development toys and bathing and baby care products. The segment’s businesses also have licensed brands for select categories and markets, including Disney®, Leap Frog™ and Carter’s® among other trademarks.
The Gift segment encompasses seasonal and everyday plush and other gift products. The Gift segment markets its products primarily under the RUSS® and APPLAUSE® brand names and also produces product in select markets and categories under licenses that include Shining Stars®, Raggedy Ann™, Curious George™, Simpsons™ and a variety of other well-recognized trademarks.
More information about the Company can be found at: www.russberrie.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
(tables to follow)
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Russ Berrie and Company, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Audited)
Net sales	$84,458	$73,889	$331,173	$294,769

Cost of sales	59,131	44,405	205,792	176,666

Gross profit	25,327	29,484	125,381	118,103

Selling, general and administrative expenses	30,882	25,254	110,152	111,961

Operating income (loss)	(5,555)	4,230	15,229	6,142

Other expenses	(370)	(1,477)	(3,377)	(9,780)

Income (loss) before income tax provision	(5,925)	2,753	11,852	(3,638)

Income tax provision	2,385	1,478	2,944	5,798

Net income (loss)	$(8,310)	$1,275	$8,908	$(9,436)

Net income (loss) per share:
Basic	$(0.39)	$0.06	$0.42	$(0.45)

Diluted	$(0.39)	$0.06	$0.42	$(0.45)

Weighted average shares:

Basic	21,203,000	20,963,000	21,130,000	20,876,000

Diluted	21,203,000	21,147,000	21,215,000	20,876,000

Russ Berrie and Company, Inc.
Selected Consolidated Balance Sheet Data
(Dollars in Thousands)
(Audited)

	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$21,925	$11,526

Accounts receivable, net	64,544	55,976

Inventories, net	59,069	48,026

Other current assets	5,419	16,556

Long-term assets	191,018	171,683

Total assets	$341,975	$303,767

Short-term debt	$34,844	$30,832

Other current liabilities	52,980	55,380

Long-term liabilities	49,512	26,891

Total liabilities	137,336	113,103

Shareholders’ equity	204,639	190,664

Total liabilities and shareholders’ equity	$341,975	$303,767

Russ Berrie and Company, Inc.
Reconciliation of Gross Profit, Net Income and Earnings per Share
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006
Gross profit, as reported	$25,327	$29,484
Add: MAM Agreement impairment charge	6,400	—

Adjusted gross profit	$31,727	$29,484

Adjusted gross profit margin	37.6%	39.9%

	Years Ended
	December 31,
	2007	2006
Gross profit, as reported	$125,381	$118,103
Add: MAM Agreement impairment charge	10,000	—

Adjusted gross profit	$135,381	$118,103

Adjusted gross profit margin	40.9%	40.1%

Net income (loss), as reported	$8,908	$(9,436)
Add: MAM Agreement impairment charge	10,000	—
Add: Write-off of note receivable	940	—

Tax benefit from adjustments	(1,194)	—

Adjusted net income (loss)	$18,654	$(9,436)

Adjusted net income (loss) per common share:
Basic	$0.88	$(0.45)

Diluted	$0.88	$(0.45)